Exhibit 99.1

JOHN G. SZNEWAJS, VICE PRESIDENT, TREASURER AND CHIEF FINANCIAL OFFICER OF MASCO CORPORATION, JOINS CMS ENERGY

AND CONSUMERS ENERGY BOARDS OF DIRECTORS

JACKSON, Mich., July 15, 2015 — John G. Sznewajs, vice president, treasurer and chief financial officer of Masco Corporation, has been elected to CMS Energy’s Board of Directors, effective July 15, 2015. He also is joining the Board of Directors of Consumers Energy, the principal subsidiary of CMS Energy.

Sznewajs is responsible for strategic and operational financial functions for Masco, a global leader in the design, manufacture and distribution of branded building products. He also serves as Masco’s corporate treasurer and has oversight of information technology and several of Masco’s European businesses. In addition to his financial expertise, Sznewajs has almost 20 years of experience in business and corporate development.

Sznewajs serves as director and treasurer of the Detroit Zoological Society and as a trustee of The Roeper School, with campuses in Bloomfield Hills and Birmingham, Mich.

Sznewajs will serve on the Audit and Finance committees for the CMS Energy and Consumers Energy boards.

CMS Energy (NYSE: CMS) is a Michigan-based company that has an electric and natural gas utility, Consumers Energy, as its primary business and also owns and operates independent power generation businesses.

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Investment Analyst Contact: CMS Energy Investor Relations, 517/788-2590